Exhibit 99.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of December 30, 2022 (the “Effective Date”) by and between THEO I SCSP, a special limited partnership (société en commandite spéciale) incorporated under the laws of Luxembourg having its registered office at 30 Boulevard Royal, L-2449, Luxembourg, Grand Duchy of Luxembourg (“Borrower”) and Bioceres S.A., an Argentinean company, having its registered address at Ocampo 210 bis, Predio CCT, Rosario, Argentina (“Lender”).

Borrower and Lender referred to individually as the “Party”, or collectively as the “Parties”.

STATEMENT OF BACKGROUND INFORMATION

i)	WHEREAS Lender has the financial capability of providing funds to Borrower;

ii)	WHEREAS Borrower wishes to engage Lender as a source of financing and Lender wishes to provide Borrower with such funds necessary to comply with certain financial obligations;

NOW THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE A – Definitions

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, by contract or otherwise.

“Backstop Agreement” means the backstop agreement entered with Lightjump, Union Group Ventures Ltd, Moolec Science Ltd and the Company inter alia, the Borrower on 14 June 2022, the Borrower has agreed to backstop, in the applicable proportions, an aggregate amount of up to USD 10,000,000.- (the “Minimum Cash Amount”) in the event that the Net Available Asset, as defined in a certain business combination agreement dated 14 June 2022, is less than such Minimum Cash Amount (the “Backstop Agreement”).

“Business Day” means any day, on which banks are open for business in Argentina and in Luxembourg.

“Company” means Moolec Science S.A. a société anonyme governed by the laws of Luxembourg, with registered office at 17, Boulevard F.W. Raiffeisen L-2411 Luxembourg, Grand Duchy of Luxembourg.

“Default”: means any event or condition that constitutes a breach of the obligations assumed by the Borrower in this Agreement, causing the effects set forth in Article II hereof.

“Default Interest(s)”: means the interest applicable in accordance with the provisions of Article II and equivalent to 50% (fifty percent) of the Interest Rate.

“Event of Default”: means any breach by the Borrower of the obligations set forth in the Agreement.

“Exchange Business Day” shall mean any day that is a trading day on United States of America.

“Interest Rate”: means a fixed rate of 10% per annum.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Shares” means ordinary shares with a nominal value of USD 0.01 per share of the Company, listed in Nasdaq (“MLEC”).

“Stock Price” means USD 10 per Share.

“Tax Deduction”: means any deduction or withholding for or on account of tax.

ARTICLE I – Loan Agreement

Section 1.1 – Total Facility Amount

Lender shall make available to Borrower a loan facility up to an aggregate amount equal to US$ 4.005.520.- (four million five thousand five hundred twenty United States Dollars) (the “Loan Amount”).

Section 1.2 – Use of Proceeds

The Borrower will use the Loan Amount exclusively to be contributed to the Company pursuant to the Backstop Agreement (the “Backstop”).

Section 1.3 – Loan interest

The Loan Amount shall bear interest at the Interest Rate. Interest shall accrue from day to day and shall be calculated based on actual days elapsed and a 365-day year. Interest shall cease to accrue on the Maturity Date. The Borrower shall pay accrued interest to the Lender on Maturity Date.

Section 1.4 – Maturity and Repayment. Lender option to demand repayment in kind.

1.4.1  Notwithstanding the provisions of section 1.4.3, the Borrower shall pay the Loan Amount, together with all interest accrued on it and all other amounts then due from the Borrower under this Agreement (the “Funds Due”), in full in cash, on March 30, 2023 (“Maturity Date”).

1.4.2 The Parties agree that the payment of the Funds Due may be made in United States Dollars.

1.4.3 Optional Conversion at Maturity Date. On the Maturity Date, Lender has the sole right, at such Lender’s option, to convert all or any portion of the Funds Due, into the Shares (the “Optional Conversion at Maturity”) calculated by dividing (x) the Funds Due, by (y) the Stock Price.

1.4.3.1 Manner of Conversion.

(a) The Lender, desiring to exercise the Optional Conversion at Maturity, in whole or in part, shall surrender to the Borrower, at its principal office, a written conversion notice, with at least five (5) Business Day prior to the Maturity Date, stating the Funds Due to be converted into Shares, and delivery instructions with respect to such ordinary shares.

(b) Within two (2) Business Day after the Maturity, the Borrower shall deliver to Lender duly authorized, validly-issued, fully-paid, and non-assessable ordinary shares of the Company, in accordance to this section.

1.4.4 The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Borrower is required by law to make a Tax Deduction, it shall make that Tax Deduction and any payment required to be made to relevant governmental authority in accordance with applicable law and, then the amount payable by the Borrower shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such deduction or withholding been made.

Section 1.5 - Term

This Agreement shall be effective among the Parties from the Effective Date and shall be valid until the Maturity Date, renewable for a three month-period from the Maturity Date by written consent of each Party.

ARTICLE II – Default

The Default of the Borrower in the fulfilment of the obligations agreed in this Agreement - including without limitation, the payment in time and form of any Funds Due -, will occur automatically, by the occurrence of any of the Events of Default.

Once the Default has occurred, all the terms will expire and Lender will have the right to consider the entire Loan Amount as a debt of expired term and demand in court the full payment of the Funds Due, together with other applicable accessories.

During the Default, Lender will be entitled to receive the interest agreed at the Interest Rate, adding a Default Interest equivalent to 50% (fifty percent) of the Interest Rate.

ARTCILE III – Taxes and Expenses

All expenses, taxes or fees, incurred for the conclusion, execution, eventual notification, registration and payment of this Agreement, its accessories and guarantees, will be borne exclusively by the Borrower. The Borrower shall pay its obligations to Lender free of all applicable expenses, taxes or fees, withholdings, deductions and/or offsets of any kind, in such a way that Lender receives any and all applicable net tax sums and any other deductions, except income tax on interest payable by Lender.

ARTICLE IV – Obligations of the Borrower

The Borrower expressly and irrevocably assumes the following obligations:

1. For the purposes of its control and/or supervision, the Borrower shall provide that the accounting and all the documentation related to this Agreement shall always be at the disposal of Lender. Likewise, it is expressly agreed that while the Loan is in force without having been fully repaid: (i) Lender will be fully empowered to inspect and / or audit the Borrower in order to verify that the funds received in Loan have been correctly applied and correspond to the destination specified in the Agreement; (ii) the Borrower undertakes to perform all necessary acts in order to provide Lender -to the extent that it requests it- with all reasonable information that is required regarding the application of the Loan; (iii) the Borrower undertakes to allow Lender access to its facilities, so that periodic verifications are carried out to carry out a follow-up according to the level of indebtedness of the Borrower, with costs borne by the latter, and Lender must inform of the visit one week in advance;

2. to inform Lender of any event that may compromise the possibility of fulfilling its financial obligations to third parties, as agreed;

3. that the Borrower expressly and irrevocably undertakes to maintain in force the validity of the statements made in all the articles throughout the term of this Agreement.

ARTICLE V – Event of Default

In case any of the following events (each an “Event of Default”) occurs, the Borrower will be bound to immediately upon demand of the Lender repay the principal of all amounts together with accrued but unpaid interest due and default interest if due, accrued thereon, notwithstanding anything to the contrary herein contained, without any special summons being necessary:

1. Failure of the Borrower to pay the Funds Due (whether at maturity, upon acceleration or otherwise).

2. falsity, inaccuracy, incorrectness, reluctance or partiality of the data provided by the Borrower at the time the Loan is agreed upon or in those occasions the Borrower will subsequently provide information at the request of Lender, or in those recorded in the documentation subscribed in relation to it, and / or in any of the representations and warranties declared in this Agreement.

3. breach of the Borrower of the financial obligations contracted with third parties that affects or could affect the possibility of fulfilling the obligations foreseen in this Agreement.

4. verification of any situation of default, insolvency or severe and persistent illiquidity of the Borrower.

5. blocking preventive or enforceable precautionary measures on any material asset of the Borrower, provided that such measures are not left without effect at the first available judicial opportunity, or provided that the Borrower does not justify, to the satisfaction of Lender, the lack of judicial relief of the same, and as long as this may affect the possibility of the Borrower to comply with the obligations established in the Agreement.

6. Breach by the Borrower of any obligation it has with Lender or with any of its Affiliates, even if it is a breach of commitments prior to this date, or comes from sources, contracts or operations other than this Agreement.

7. if the Borrower assigns, or transfers, or performs any act of disposition of any of the rights and obligations that it contracts under this Agreement.

8. Breach by the Borrower of any of the obligations set forth in this Agreement.

ARTICLE VI –Payments

The payments made by the Borrower or the funds that Lender otherwise receives in payment of overdue debts, will be charged in reverse order to their maturities, in the following order, even in the event that no reservation was made in the corresponding receipts of the sums received by Lender: (i) taxes; (ii) expenses; (iii) default interest; (iv) interest and (v) if there is a remainder, to the payment of principal Loan Amount.

ARTICLE VII - Representations, Warranties and Additional Covenants

Section 7.1 - By Lender

Lender hereby makes the following representations, warranties and covenants to Borrower:

(a)        Lender is duly organized, validly existing, and is in good standing under the laws of the state of its formation or incorporation,

(b)        The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Lender and this Agreement has been approved by all requisite corporate action to render it fully enforceable according to its terms as to Lender;

(c)        This Agreement constitutes a legal, valid, and binding agreement of Lender, enforceable against Lender, in accordance with its terms;

Section 7.2 By Borrower

Borrower hereby makes the following representations, warranties and covenants to Lender:

(a)        Borrower is duly organized, validly existing, and is in good standing under the laws of the state of its formation or incorporation and has all requisite power and authority necessary to execute, deliver and perform this Agreement;

(b)        The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Borrower and this Agreement has been approved by all requisite corporate action to render it fully enforceable according to its terms as to Borrower,

(c)        This Agreement constitutes a legal, valid, and binding agreement of Borrower, enforceable against Borrower in accordance with its terms;

(d)        Negative covenant repayment. Until the payment in full, in cash or in kind as the case maybe, of all amounts outstanding under this Agreement and all other obligations hereunder, the Borrower hereby covenants and agrees with the Lender that Borrower will not make any type of investment, granting of a loan, payment of expenses or repayment of other debt obligations, existing or new, until all the obligations under this Agreement have been paid.

(e)        Ranking. The payment obligations under the Agreement shall be rank senior with all Borrower´s present and future obligations.

ARTICLE VIII – Indemnification to the Lender

Borrower shall hold harmless, indemnify and defend Lender from and against any and all obligations, liabilities, claims, liens, damages, expense and costs (including reasonable attorneys´ fees, expenses and court costs) suffered or incurred by it or them on account of actions taken at the Borrower’s specific written direction or Borrower’s fraud, wilful misconduct, gross negligence, breach of fiduciary duty, material breach of this Agreement that remains uncured for a period of 30 days after receiving notice of such breach, or knowing or reckless violation of law that has a material adverse effect on Lender.

ARTICLE IX - No Partnership or Joint Venture

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties and neither party shall have authority to bind the other Party.

ARTICLE X - Miscellaneous

Section 10.1 - Nature of obligation and authority

The rights, interests, duties and obligations of Lender and Borrower under this Agreement are personal to Lender and Borrower, and neither Lender nor Borrower may assign their rights, interests, duties or obligations hereunder without the prior written consent of the other Party, which consent may be withheld in each Party’s sole and absolute discretion. Notwithstanding the previous, both Lender and Borrower may assign or partly assign -without the prior consent of the other Party- its rights hereunder to any affiliated entity or to any entity managed or advised by or which has investments which are managed by the Borrower’s or Lender’s investment adviser manager.

Lender and its agents and employees are independent contractors of Borrower and not employees or employers of the Borrower, and unless otherwise expressly authorized or provided herein, shall not be authorized to manage the affairs of, act in the name of, or bind the Borrower.

Section 10.2 – Governing law and Jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law.

The Parties irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 10.3 - Amendments

No amendment or alteration in the terms of this Agreement shall be valid or binding unless made in writing and signed by both Borrower and Lender.

Section 10.4 - Notices

For all purposes of this Agreement any notices or communications shall be made in writing through email or other reliable means that ensures the reception of the communication by the addressee. Each Party undertakes to notify the other Party of any change of address. For all judicial and extrajudicial purposes hereunder, the Parties state their domiciles to be as follows:

For the Borrower: THEO I SCSP, 30 Boulevard Royal, L-2449, Luxembourg, Grand Duchy of Luxembourg

Email: ssimonsini@theopartners.lu and jalcala@theopartners.lu

For the Lender: Bioceres S.A., Ocampo 210bis Rosario, Argentina

Email: celina.trucco@bioceres.com.ar

Section 10.5 - Entire Agreement

This Agreement, and all items incorporated herein constitute the entire agreement between Borrower and Lender relating to the subject matter of this Agreement and shall supersede any prior oral or written agreements and all contemporaneous oral agreements.

Section 10.6 - No Waiver

A waiver by either Party of any default hereunder shall not constitute a waiver of or prejudice of the Party’s right otherwise to demand strict compliance with all the terms and conditions of this Agreement.

Section 10.7 - Authority to Execute

Each Party warrants and represents to the other Party that this Agreement has been approved by all requisite corporate action to render this Agreement fully enforceable, in accordance with its terms, as to such entities.

Section 10.8. Counterparts and Signatures

This Agreement may be executed in one or more counterparts. A set of counterparts, containing the signatures of all the Parties hereto, shall between them constitute one single agreement.

Each Party shall receive and keep an original of this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the day and year first above written.

THEO I SCSp through the General Partner, THEO PARTNERS s.à.r.l.	/s/ Federico Trucco
Federico Trucco
Manager

Bioceres SA	/s/ Celina Trucco
Celina Trucco
Attorney in fact